Exhibit 10.2

Schedule of Optionees and Material Terms

of Option Agreements dated February 10, 2006

Optionees	Shares	Grant Date	Expiration Date	Exercise Price

Patrick M. Flynn	7,500	2/10/2006	2/1/2011	37.80

Eldon D. Dietterick	6,000	2/10/2006	2/1/2011	37.80

Richard T. Frey	4,500	2/10/2006	2/1/2011	37.80

Cynthia A. Barron	3,000	2/10/2006	2/1/2011	37.80

Christine A. Liebold	500	2/10/2006	2/1/2011	37.80

Note: The options vest in three equal annual installments, commencing on February 10, 2007.